Janet Nittmann
jnittmann@doversaddlery.com
978-952-8062x218

FOR IMMEDIATE RELEASE

Dover Saddlery Announces Preliminary Retail Segment Sales Data

LITTLETON, MA –January 22, 2007 – Dover Saddlery, Inc. (NASDAQ: DOVR), the largest direct marketer of equestrian products in the United States, announced at its annual employee holiday dinner on Saturday, January 20, that it grew its gross unaudited retail segment sales 27% to $12.1 million in 2006. In addition, the company anticipates that, based on same store sales growth and new store sales, that gross sales from the retail segment could grow to be over $20 million in 2007.

Stephen L. Day, president and CEO of Dover Saddlery, told the employees: “We are delighted by the reaction of our catalog customers when they first walk into these beautifully merchandised stores and see the outstanding selection of fine English riding apparel and tack.”

For more information please go to www.DoverSaddlery.com

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ: DOVR) is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com .

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the growth of the company’s retail store segment. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and more recent quarterly reports on Form 10Q on file with the Securities and Exchange Commission.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward- looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.